Exhibit 99.1
Precision BioSciences Reports Third Quarter 2026 Financial Results and Provides Business Update

- PBGENE-HBV late-breaking oral presentation for ELIMINATE-B trial at AASLD's The Liver Meeting® 2026 on November 8; data abstract scheduled for release November 5 -

- Dosed first patient with PBGENE-DMD at Arkansas Children's Hospital in the Phase 1/2 FUNCTION-DMD study; initial safety data targeted for year-end 2026 -

- Cash balance of $108 million including cash, cash equivalents and restricted cash as of September 30, 2026, expected to provide runway through 2028 and enable multiple clinical data readouts from both PBGENE-HBV and PBGENE-DMD -

DURHAM, N.C., November 3, 2026 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage gene editing company utilizing its novel proprietary ARCUS® platform to develop in vivo gene editing therapies for high unmet need diseases, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

“We entered 2026 with a clear plan to deliver multiple important clinical and operational milestones this year and we have made significant progress executing against that plan. In the third quarter, we continued to advance PBGENE-HBV in the ELIMINATE-B trial for chronic hepatitis B and are very excited about the opportunity to present important clinical data in a late-breaking oral presentation at the upcoming AASLD Liver Meeting on November 8th at 2:15pm MST. The oral presentation will be delivered by our ELIMINATE-B lead investigator, Man Fung Yuen, MD, Ph.D., Chair Professor of The University of Hong Kong and the Chief of the Division of Gastroenterology and Hepatology, Queen Mary Hospital,” said Michael Amoroso, Chief Executive Officer of Precision BioSciences.

“The third quarter also marked an important milestone for Precision BioSciences and more importantly for the children who live with Duchenne muscular dystrophy (DMD). Our team alongside our investigators commenced dosing of the first patient in the FUNCTION-DMD trial. PBGENE-DMD is a novel, first and only gene editing approach designed to restore near full-length functional dystrophin in patients with DMD by utilizing the body’s native dystrophin gene, restoring dystrophin protein expression after excising a frequently-mutated part of the gene, known as the hotspot region. Based on feedback from patient families, advocacy groups, and DMD physicians, we have received broad support and excitement for this approach,” added Mr. Amoroso. “We remain on track to deliver data updates from both programs by year end, supported by a financial position that provides expected runway through 2028 and through key clinical inflection points.”

Wholly Owned Portfolio:
PBGENE-HBV (Hepatitis B Viral Elimination Program)
PBGENE-HBV is Precision’s wholly owned in vivo gene editing program being evaluated in ELIMINATE-B, a global clinical trial, as a potential curative treatment for chronic hepatitis B. PBGENE-HBV is the only clinical stage program that targets and eliminates covalently closed circular DNA (cccDNA), the sole source of viral replication, leading to durable loss of pregenomic RNA (pgRNA), the precursor for HBV DNA infectious particles. PBGENE-HBV is the first and only in vivo gene elimination approach to prospectively employ repeat lipid nanoparticle (LNP) administration in chronic hepatitis B with the goal of viral elimination and viral cure.
During the third quarter, Precision continued to advance the ELIMINATE-B trial, enrolling additional patients and expanding the 0.4 mg/kg and 0.65 mg/kg cohorts to support selection of the optimal dosing schedule for Phase 2 expansion. Additional biopsies and blood biomarker data are being collected to further validate and characterize cccDNA elimination findings demonstrated in the late-breaking EASL data presented in May 2026.

On October 8th, Precision announced that the PBGENE-HBV abstract had been selected for the late-breaking oral presentation at the upcoming Liver Meeting 2026 during the 77th annual meeting of the American Association for the Study of Liver Diseases (AASLD). The embargoed abstract data will become public on Thursday, November 5th and the late-breaking oral presentation will occur on Sunday, November 8th at 2:15pm MST.

PBGENE-DMD (Muscle Targeted Gene Excision Program)
PBGENE-DMD is Precision's investigational drug for Duchenne muscular dystrophy (DMD), designed to restore near full-length functional dystrophin protein through a gene excision approach using two ARCUS nucleases delivered in a single AAV. This unique and novel approach of restoring the body’s native dystrophin gene after excising the frequently-mutated hotspot region including exons 45-55 may be applicable for the majority of patients with DMD.
In August 2026, Precision dosed the first patient in the Phase 1/2 FUNCTION-DMD study at Arkansas Children's Hospital, a PPMD-certified Duchenne Care Center and designated MDA Care Center in Little Rock, marking the first time a clinical stage gene editing approach aimed at restoring near full length dystrophin protein from the native gene has been evaluated in patients with DMD. Multiple clinical trial sites are now active, with Washington University School of Medicine in St. Louis also recruiting patients. The study is enrolling ambulatory DMD patients between the ages of 2 and 7 with mutations between exons 45 and 55, representing up to 60% of boys living with DMD. Initial safety data are targeted for year-end 2026, with efficacy data at distinct timepoints expected to follow in H1 and H2 2027.

Partnered In Vivo Programs:
iECURE-OTC (Gene Insertion Program)
Led by iECURE, Inc., ECUR-506 is an ARCUS-mediated in vivo targeted gene insertion program currently in a first-in-human trial (OTC-HOPE) evaluating ECUR-506 as a potential treatment for neonatal-onset ornithine transcarbamylase (OTC) deficiency. iECURE previously announced alignment with the FDA on key study elements that could support a potential Biologics License Application (BLA). The OTC-HOPE study is ongoing in the U.K., the U.S., Australia, and Spain.
In August 2026, iECURE presented updated clinical data in an oral platform presentation at the Annual Symposium of the Society for the Study of Inborn Errors of Metabolism (SSIEM) in Helsinki, Finland. Preliminary safety observations showed ECUR-506 was generally well tolerated, with no unexpected treatment-related safety events observed. Phase 1/2 dosing has been completed across all dose cohorts and participant evaluations are ongoing. Updated low-dose cohort data demonstrated a 57% reduction in the annualized rate of hyperammonemic events (HAEs) and a 74% reduction in annualized hyperammonemic crises (HACs) following ECUR-506 administration. HAEs are episodes of elevated ammonia, with more severe episodes known as HACs. HACs are acute medical emergencies characterized by elevated ammonia levels with neurologic symptoms and can lead to hospitalization, irreversible neurologic injury, and death.

Partnered Ex Vivo Programs:
Azer-cel (Azercabtagene Zapreleucel Allogeneic CAR T Treatment for Multiple Sclerosis)
Azer-cel is being evaluated by TG Therapeutics, Inc. in a Phase 1 trial in progressive multiple sclerosis (MS). TG Therapeutics presented a late-breaking oral presentation highlighting initial results from the Phase 1 azer-cel study in patients with primary progressive multiple sclerosis (PPMS) at the 10th Joint ACTRIMS-ECTRIMS Meeting, also referred to as MSToronto2026, on October 23, 2026, in Toronto, Canada. Across dose levels evaluated to date, azer-cel demonstrated an encouraging preliminary safety profile with no high-grade CAR-T associated toxicities observed. Additionally, 89% of evaluable participants had stable or improved disability scores at Day 90, despite documented progression prior to enrollment on high-efficacy therapies. Early pharmacokinetics/pharmacodynamics, biomarker, and clinical outcomes support continued evaluation of azer-cel in progressive MS. Details as reported by TG Therapeutics can be found through TG Therapeutics’ press release and corporate website.

Azer-cel (Azercabtagene Zapreleucel Allogeneic CAR T Treatment for Cancer)
Imugene Limited continues development of azer-cel in diffuse large B-cell lymphoma and has received written guidance from the FDA regarding the registrational pathway for azer-cel. The guidance provided clear alignment with the FDA across key elements required to support advancement into a pivotal study, including dosing regimen, patient population, endpoints, and manufacturing readiness.
Azer-cel data presented at the 2026 American Society of Clinical Oncology Annual Meeting in May 2026 demonstrated that among 24 patients evaluable for response following their first disease assessment at Day 28, response rates ranging from 50%-100% were observed across all six cancer subtypes. In October 2026, Imugene reported two further responses, including one complete response in cohort 2 (CAR T naïve) and one partial response in cohort 3 (BTKi combination), bringing the Overall Response Rate to 81% in cohort 2 and 86% in cohort 3. Details as reported by Imugene can be found through Imugene’s press release and corporate website.
Quarter Ended September 30, 2026 Financial Results:

Cash, Cash Equivalents, and Restricted Cash: As of September 30, 2026, Precision had approximately $108.0 million in cash, cash equivalents, and restricted cash. The Company expects that existing cash and cash equivalents, continued fiscal and operating discipline, and availability of Precision’s at-the-market facility will fund the Company’s cash runway through 2028. Based on its expected cash runway, Precision projects it is sufficiently capitalized to achieve key PBGENE-HBV and PBGENE-DMD clinical data milestones through 2028.
Revenues: As expected, no revenue was reported for the quarter ended September 30, 2026, compared to less than $0.1 million for the quarter ended September 30, 2025. Revenue from the prior period was recognized from the Novartis Agreement.
Research and Development Expenses: Research and development expenses were $12.7 million for the quarter ended September 30, 2026, as compared to $13.4 million for the quarter ended September 30, 2025. The decrease of approximately $0.7 million was primarily due to reductions in research including completion of pre-IND research expenses for both the PBGENE-HBV and PBGENE-DMD programs. This decrease was partially offset by an increase in the PBGENE-HBV clinical program costs driven by rapid advancement and cohort expansion of the Phase 1 ELIMINATE-B trial.
General and Administrative Expenses: General and administrative expenses were $7.7 million for the quarter ended September 30, 2026, as compared to $7.3 million for the quarter ended September 30, 2025.
Other Income (Expense): Total other income was $12.8 million for the quarter ended September 30, 2026, compared to a total other expense of $1.1 million for the quarter ended September 30, 2025. The increase of $13.9 million was primarily due to non-cash fair value adjustments, including the gain on change in fair value of the warrant liability. Changes in Precision’s stock price as compared to the prior measurement period resulted in a decrease in warrant liability and a corresponding non-cash gain. These adjustments specific to generally accepted accounting principles have no impact on operating cash runway.
Net Loss: Net loss was $7.6 million, or $(0.28) per share (basic and diluted), for the quarter ended September 30, 2026, as compared to a net loss of $21.8 million, or $(1.84) per share (basic and diluted), for the quarter ended September 30, 2025. This decrease in net loss compared to the prior period is primarily driven by the non-cash gain from the warrant liability and does not affect operations or cash runway.

About Chronic Hepatitis B
Chronic hepatitis B viral (HBV) infection causes inflammation and damage to the liver, leading to increased risk of death from liver cancer or cirrhosis. To date, there is no cure for chronic hepatitis B as current treatments do not result in a viral cure due to persistence of cccDNA in the liver. In patients with chronic hepatitis B, cccDNA, which contains the full-length viral genome, persists long term, produces pgRNA, and is the sole source of new infectious viral particles known as HBV DNA.
Since cccDNA is the only source of infectious particles known as HBV DNA, Precision’s clinical development goals are centered around the elimination of cccDNA potentially resulting in a viral cure of chronic hepatitis B. Sustained loss of HBV DNA as a result of cccDNA elimination is the validated FDA approval endpoint for finite curative treatment and goal for the PBGENE-HBV target product profile.
About PBGENE-HBV (Hepatitis B cccDNA Elimination Program)
PBGENE-HBV is Precision’s wholly owned in vivo gene editing program being evaluated in ELIMINATE-B, a global clinical trial, as a potential viral cure for chronic hepatitis B. PBGENE-HBV is the only clinical stage program that targets and eliminates covalently closed circular DNA (cccDNA), the sole source of viral replication, leading to undetectable sustained loss of pregenomic RNA (pgRNA), the precursor for HBV DNA infectious particles. PBGENE-HBV is the first and only in vivo gene elimination approach to prospectively employ repeat lipid nanoparticle (LNP) administration in chronic hepatitis B with the goal of viral cure, as measured by sustained undetectable HBV DNA off nucleos(t)ide therapy. The FDA has previously provided guidance that undetectable HBV DNA is the validated endpoint for chronic hepatitis B. PBGENE-HBV has been granted Fast Track designation by the FDA.
Further details on the trial can be found on Precision’s website and on clinicaltrials.gov under identifier NCT06680232.
About PBGENE-DMD, A Muscle-Targeted Excision Program
PBGENE-DMD is Precision’s clinical program for the treatment of DMD. DMD is a genetic disease caused by mutations in the dystrophin gene that prevent production of the dystrophin protein and affects approximately 15,000 patients in the U.S. alone. There are currently no approved therapies that can drive durable and significant functional improvements over time. PBGENE-DMD is designed to improve function by employing two complementary ARCUS nucleases delivered in a single AAV to excise exons 45-55 of the dystrophin gene. The aim of this approach is to restore a near full-length functional dystrophin protein native to the body as opposed to foreign and synthetic, truncated microdystrophin approaches which have led to limited functional benefit. The Phase 1/2 FUNCTION-DMD study is enrolling ambulatory DMD patients with mutations between exons 45 and 55 impacting up to 60% of boys with DMD. The clinical trial employs an appropriate immune modulation regimen and safety monitoring program to treat ambulatory patients at world-class specialized DMD clinical sites.
PBGENE-DMD was granted Orphan Drug Designation by the FDA in July 2025. The PBGENE-DMD program is eligible for a Priority Review Voucher (PRV) via the Rare Pediatric Disease program, which was signed into law on February 3, 2026, as part of the Consolidated Appropriations Act of 2026. PBGENE-DMD received Fast Track designation from the FDA in February 2026.
Further details on the trial can be found on Precision’s website and on clinicaltrials.gov identifier NCT07429240.
About Precision BioSciences, Inc.
Precision BioSciences, Inc. is a clinical stage gene editing company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform that differs from other technologies in the way it cuts, its smaller size, and its simpler structure. These features are intended for ARCUS nucleases to drive more defined therapeutic outcomes. Using ARCUS, the Company’s pipeline is comprised of clinical stage in vivo gene editing candidates designed to deliver lasting cures for the broadest range of genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.
The ARCUS® platform is being used to develop in vivo gene editing therapies for gene elimination (removing a viral genome e.g. viral DNA such as in the Company’s PBGENE-HBV program), gene excision

(removing a large portion of a defective gene by delivering two ARCUS nucleases in a single AAV such as in the Company’s PBGENE-DMD program), and gene insertion (inserting DNA into a gene to cause expression or add function).
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the key advantages of ARCUS and its key capabilities and differentiating characteristics; expectations about operational initiatives, strategies, further development, or timing of additional updates or data releases of PBGENE-HBV and PBGENE-DMD, timing and progress of site activation, patient recruitment, and enrollment for the FUNCTION-DMD and ELIMINATE-B clinical trials; expected timing of program or clinical updates for the FUNCTION-DMD and ELIMINATE-B clinical trials, including an expectation of initial safety data in the FUNCTION-DMD study targeted for year-end 2026, with efficacy data at distinct timepoints expected to follow in H1 and H2 2027; enrollment and administrations of PBGENE-HBV across cohorts to support selection of the optimal dosing schedule for Phase 2 expansion; the goal of viral elimination and cure in PBGENE-HBV; the design of PBGENE-HBV to eliminate cccDNA and inactivate integrated HBV DNA with high specificity, potentially leading to cure; the suitability of PBGENE-HBV for the treatment of hepatitis B and the targeting of the root cause of the disease; the unique and novel approach of restoring the body’s native dystrophin gene after excising the frequently-mutated hotspot region including exons 45-55 which may be applicable for the majority of patients with DMD; the clinical stage gene editing approach aimed at restoring near full length dystrophin protein from the native gene; translation of results in preclinical studies of ARCUS nucleases to clinical studies in humans; the preclinical and clinical development and demonstrated, potential and expected safety, efficacy, durability, and benefit of PBGENE-HBV and PBGENE-DMD, as well as our other product candidates and those being developed by partners; expectations of continued azer-cel development by licensees or partners; the potential regulatory pathways for, and advancement into pivotal or registrational studies of, product candidates being developed by licensees or partners, including ECUR-506 and azer-cel; and the sufficiency of our expected cash runway through 2028 to achieve key PBGENE-HBV and PBGENE-DMD clinical data milestones. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “belief”, “believe,” “contemplate,” “could,” “design,” “designed,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “strive,” “suggest,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.
Forward-looking statements are based on management’s current expectations, beliefs, and assumptions and on information currently available to us. These statements are neither promises nor guarantees, and involve a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, our ability to become profitable; our ability to procure sufficient funding to advance our programs; risks associated with our capital requirements, anticipated cash runway, requirements under our current debt instruments and effects of restrictions thereunder, including our ability to raise additional capital due to market conditions and/or our market capitalization; our operating expenses and our ability to predict what those expenses will be; our limited operating history; the progression and success of our programs and product candidates in which we expend our resources; our limited ability or inability to assess the safety and efficacy of our product candidates; the risk that other genome-editing technologies may provide significant advantages over our ARCUS technology; our dependence on our ARCUS technology; the initiation, cost, timing, progress, achievement of milestones and results of research and development activities and preclinical and clinical studies, including clinical trial and investigational new drug applications; public perception about genome editing technology and its applications; competition in the genome editing, biopharmaceutical, and biotechnology fields; our or our collaborators’ or other licensees’ ability to identify, develop and commercialize product candidates; pending and potential product liability lawsuits and penalties against us or our collaborators or other licensees related to our technology and our product candidates; the U.S. and foreign regulatory landscape applicable to our and our collaborators’ or other licensees’ development of product candidates; our or our collaborators’ or other licensees’ ability to advance product candidates into, and successfully design, implement and complete, clinical trials; potential manufacturing problems associated with the development or commercialization of any of our product candidates; delays or difficulties in our and our collaborators’ and other licensees’ ability to enroll patients; changes in interim “top-line” and initial data that we announce or publish; if our product candidates do not work as intended or cause undesirable side effects; risks associated with applicable healthcare, data protection, privacy and security regulations and our compliance therewith; our or our licensees’ ability to obtain orphan drug designation, fast track designation or a priority review voucher for our product candidates or to realize the expected benefits of these designations or vouchers; our or our collaborators’ or other licensees’ ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate; the rate and degree of market acceptance of any of our product candidates; our ability to effectively manage the growth of our operations; our ability to attract, retain, and motivate executives and personnel; effects of system failures and security breaches; insurance expenses and exposure to uninsured liabilities; effects of tax rules; effects of any pandemic, epidemic, or outbreak of an infectious disease; the success of our existing collaboration and other license agreements, and our ability to enter into new collaboration arrangements; our current and future relationships with and reliance on third parties including suppliers and manufacturers; our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates; potential litigation relating to infringement or misappropriation of intellectual property rights; effects of natural and manmade disasters, public health emergencies and other natural catastrophic events; effects of sustained inflation, supply chain disruptions and major central bank policy actions; market and economic conditions; risks related to ownership of our common stock, including fluctuations in our stock price; our ability to meet the requirements of and maintain listing of our common stock on Nasdaq or other public stock exchanges; and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the annual period ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, as any such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website under SEC Filings at investor.precisionbiosciences.com.
All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Precision Biosciences, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	For the Three Months Ended September 30,
	2026	2025
Revenue	$—	$13
Operating expenses
Research and development	12,745	13,352
General and administrative	7,683	7,328
Total operating expenses	20,428	20,680
Operating loss	(20,428)	(20,667)
Other income (expense):
Loss from equity method investment	—	(591)
Loss on changes in other fair value adjustments	(456)	(3)
Gain (loss) on change in fair value of warrant liability	12,724	(1,179)
Interest expense	(307)	(362)
Interest income	881	1,027
Gain (loss) on disposal of assets	—	3
Total other income (expense)	12,842	(1,105)
Net loss	$(7,586)	$(21,772)

Net loss per share
Basic	$(0.28)	$(1.84)
Diluted	$(0.28)	$(1.84)

Weighted-average shares of common stock outstanding
Basic	27,433,353	11,818,145
Diluted	27,433,353	11,818,145

Precision Biosciences, Inc.
Balance Sheets Data
(In thousands, except share amounts)

	September 30, 2026	December 31, 2025
Cash, cash equivalents, and restricted cash	$108,034	$137,153
Working capital	78,305	109,827
Total assets	120,376	154,416
Total liabilities	68,601	62,168
Total stockholders' equity	$51,775	$92,248
Common stock outstanding	27,893,065	24,088,425

Investor and Media Contact:
Naresh Tanna
Chief Financial Officer
naresh.tanna@precisionbiosciences.com